Exhibit 5.1

____________, 2007

Varolii Corporation

821 2nd Avenue

Suite 1000, 10th Floor

Seattle, Washington 98104

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Varolii Corporation, a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-146061) filed with the Securities and Exchange Commission on September 14, 2007 (as it may be further amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, up to ______ shares of its Common Stock, par value $0.001 per share (the “Shares”). The Shares, which include up to ______ shares issuable pursuant to an over-allotment option granted to the underwriters, are to be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) among the Company and Lehman Brothers Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters named in the Underwriting Agreement.

In rendering our opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have also examined the following records, documents and instruments:

a.	the Amended and Restated Articles of Incorporation of the Company, filed as an exhibit to the Registration Statement and certified to us by an officer of the Company as being the form that has been filed with the Washington Secretary of State in connection with and prior to the issuance and sale of the Shares;

b.	the Amended and Restated Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

c.	a certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, and shareholders of the Company relating to the Shares, and the Registration Statement, and (ii) certifying as to certain factual matters;

d.	the Registration Statement; and

e.	the draft of the proposed Underwriting Agreement filed as an exhibit to the Registration Statement.

This opinion is limited to the federal law of the United States of America and the Washington Business Corporation Act (the “WBCA”), including applicable provisions of the constitution of the State of Washington and reported judicial decisions interpreting such laws. We disclaim any opinion as to any other laws.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the Underwriting Agreement signed by the parties thereto conforms in all material respects to the draft filed as Exhibit 1.1 to the Registration Statement, (iii) the currently unissued Shares to be sold by the Company are issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, (iv) appropriate notices evidencing the Shares will be executed and delivered by the Company in accordance with Section 23B.06.260(2) of the WBCA, and (v) all applicable securities laws are complied with, it is our opinion that, when issued by the Company, the Shares covered by the Registration Statement will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

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